Exhibit 99.1

Richard Frecker Named Acting General Legal Counsel
for Hertz Global Holdings

ESTERO, FL, April 1, 2016 — Rick Frecker has been named acting general legal counsel for Hertz Global Holdings, Inc., (NYSE: HTZ), following the resignation of Thomas Sabatino, who is joining Aetna as executive vice president and general counsel, law and regulatory.

“Rick has been an integral part of the legal team at Hertz for some time and has taken on increased responsibility during the past year in his role of deputy general counsel. He has been intimately involved in all corporate activities, including internal lead counsel for the planned separation of our equipment rental business. As a result, Rick is well-prepared to serve as acting general counsel while we consider candidates from both within and outside the company,” said John Tague, Hertz president and chief executive officer.

“I want to thank Tom for his service and counsel to Hertz over the past year, particularly his guidance during our financial restatement.  With his extensive corporate experience and exceptional reputation, we were fortunate to have Tom as part of the executive team during what was a transitional period for the company.”

Frecker, who has been with Hertz since 2008, has served as vice president and deputy general counsel for the company since 2013.  In that capacity, he has had responsibility for all corporate securities matters and served as head legal counsel on Treasury and Corporate Development activities together with responsibility for corporate compliance.  In addition, Frecker has had responsibility for legal activities related to the company’s franchise agreements.

Frecker received his legal degree from the Fordham University School of Law and a bachelor’s degree in business administration from Western Michigan University.

About Hertz Global

Hertz Global Holdings operates the Hertz, Dollar, Thrifty and Firefly car rental brands in approximately 9,980 corporate and licensee locations throughout approximately 150 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz Global Holdings is the largest worldwide airport general use car rental company with approximately 1,635 airport locations in the U.S. and more than 1,320 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz Global Holdings apart from the competition. Additionally, Hertz Global Holdings owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business in international markets and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 280 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz Global Holdings, visit: www.hertz.com.

CONTACTS:

Investor Relations:	Media:

Leslie Hunziker	Hertz Media Relations
(239) 301-6300	(844) 845-2180 (toll free)
investorrelations@hertz.com	mediarelations@hertz.com